                               EXHIBIT 10.14








                             MERGER AGREEMENT

                               by and among

                  DAKOTA TELECOMMUNICATIONS GROUP, INC.,

                      DAKOTA WIRELESS SYSTEMS, INC.,

                        VANTEK COMMUNICATIONS, INC.

                                   and

                              VAN/ALERT, INC.

                             and joined in by

                             LEMAR VAN HEUVELN

                                    and

                             NORMA VAN HEUVELN



                             December 5, 1997


















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                             MERGER AGREEMENT


          THIS MERGER AGREEMENT (the "Agreement") is made as of December 5, 1997, by and among Dakota Telecommunications Group, Inc., a Delaware corporation ("DTG"), Dakota Wireless Systems, Inc., a South Dakota corporation and wholly owned subsidiary of DTG ("Wireless"), Vantek Communications, Inc., a South Dakota corporation ("Vantek"), and Van/Alert, Inc., a South Dakota corporation ("Van/Alert"). This Agreement is joined in by LeMar Van Heuveln and Norma Van Heuveln, the sole shareholders of Vantek and Van/Alert (each a "Seller" and collectively the "Sellers"). Vantek and Van/Alert are sometimes referred to in this Agreement each as a "Company" and collectively as the "Companies." Capitalized terms used in this Agreement and not otherwise defined are defined in Article 8 of this Agreement.

          Sellers and the boards of directors of DTG, Wireless, Vantek and Van/Alert each deem it desirable and in the best interests of their respective corporations for Vantek and Van/Alert to become affiliated with DTG through the merger of each of Vantek and Van/Alert with and into Wireless (the "Mergers") in accordance with the provisions of the South Dakota Business Corporation Act (the "Act") and the terms and conditions of this Agreement. The boards of directors and shareholders of Wireless, Vantek and Van/Alert have unanimously approved this Agreement and the transactions contemplated hereby (including the Mergers).

          ACCORDINGLY, in consideration of the representations, warranties and covenants contained in this Agreement, the Parties agree as follows:


                                 ARTICLE 1

                                THE MERGER

          SECTION 1.1. MERGERS OF VANTEK AND VAN/ALERT WITH AND INTO WIRELESS. Subject to the other conditions set forth in this Agreement, (i) Vantek and Wireless will be, at the Effective Time, merged into a single surviving corporation, which will be Wireless and (ii) Van/Alert and Wireless will be, at the Effective Time, merged into a single surviving corporation, which will be Wireless. Wireless is sometimes referred to in this Agreement as the "Surviving Corporation." The Surviving Corporation will continue its corporate existence under the name "Dakota Wireless Systems, Inc." and will remain a South Dakota corporation governed by and subject to the laws of that state.

          SECTION 1.2. SHAREHOLDER APPROVAL. This Agreement and the Mergers have been approved by the shareholders of Vantek, Van/Alert and Wireless in accordance with the applicable laws of the State of South Dakota.

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          SECTION 1.3.  CLOSING.  The closing of the transactions
contemplated by this Agreement (the "Closing") will, to the extent practicable, take place at the offices of Iway, Inc., Sioux Falls, South Dakota, at 10:00 a.m. local time, on January 2, 1998, or at such other place or later time as the Parties may agree. At the Closing, the Parties will cause the Articles of Merger to be filed in accordance with the Act and shall take all other lawful actions and do all other lawful things called for by this Agreement or necessary to cause the Mergers to become effective and to consummate the transactions contemplated by this Agreement. In addition, at the Closing the Parties will execute such additional agreements, instruments or certificates as DTG may reasonably require.

          SECTION 1.4. EFFECTIVE TIME. The Mergers will become effective at the date and time set forth in the Articles of Merger and related Plans of Merger attached as EXHIBITS A and B to this Agreement following the issuance of Certificates of Merger by the Secretary of the State of South Dakota. The time and date on which the Mergers shall become effective is referred to in this Agreement as the "Effective Time."

          SECTION 1.5. EFFECTS OF THE MERGERS. The effect of the Mergers on Vantek, Van/Alert and Wireless will be as provided in Sections 47-6-9 through 47-6-12, inclusive, of the Act with respect to the merger of two domestic corporations where the surviving corporation will be governed by the laws of the State of South Dakota.

          SECTION 1.6. SURVIVING CORPORATION. Immediately after the Effective Time, the Surviving Corporation will have the following attributes until they are subsequently changed in the manner provided by law: (i) the name of the Surviving Corporation will be "Dakota Wireless Systems, Inc.;" (ii) the articles of incorporation and bylaws of Wireless will be the articles of incorporation and bylaws of the Surviving Corporation; and (iii) the persons who, immediately before the Effective Time, constitute the board of directors and officers of Wireless will be the directors and officers, respectively, of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified.

          SECTION 1.7. CONVERSION OF SHARES. As a result of the Mergers, the Vantek Shares and the Van/Alert Shares will be converted into cash, notes and shares of DTG Common Stock as follows:

          (a) CONVERSION OF VANTEK SHARES. At the Effective Time, all of the Vantek Shares outstanding immediately before the Effective Time will automatically become and be converted into the right to receive (i) 24,000 validly issued, fully paid and nonassessable shares of DTG Common Stock and (ii) one or more notes in the form attached as EXHIBIT C to this Agreement having an aggregate principal amount of $250,000, all to be divided

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     among Vantek's shareholders pro rata based upon their
     proportionate ownership of the outstanding Vantek Shares as of the Effective Time.


          (b) CONVERSION OF VAN/ALERT SHARES. At the Effective Time, all of the Van/Alert Shares outstanding immediately before the Effective Time will automatically become and be converted into the right to receive cash in the aggregate amount of $250,000, to be divided among Van/Alert's shareholders pro rata based upon their proportionate ownership of the outstanding Van/Alert Shares as of the Effective Time.

          (c) CONVERSION OF WIRELESS COMMON STOCK. At the Effective Time, each share of Wireless' common stock, par value $1.00 per share, outstanding immediately before the Effective Time will continue to be outstanding without change and will constitute all of the outstanding capital stock of the Surviving Corporation as of such date.

          (d) EXCHANGE OF VANTEK AND VAN/ALERT CERTIFICATES. At the Effective Time, Sellers will surrender their outstanding certificates representing the Vantek Shares and the Van/Alert Shares to DTG and receive in exchange therefor certificates representing the number of shares of DTG Common Stock, cash and notes into which the Vantek Shares and the Van/Alert Shares represented by the certificates so surrendered will have been converted as described above. The holders of Vantek Shares and Van/Alert Shares outstanding immediately before the Effective Time will have no rights as Vantek and Van/Alert shareholders as of the Effective Time and each certificate representing the Vantek Shares and the Van/Alert Shares will represent only the right to receive shares of DTG Common Stock, cash and notes as provided in this Agreement. On and after the Effective Time, there will be no transfer of Vantek Shares and Van/Alert Shares on the stock books of Vantek and Van/Alert and ownership of Vantek Shares and Van/Alert Shares may be transferred only on the stock books of Wireless.

          SECTION 1.8. CONVEYANCES TO SURVIVING CORPORATION. Each Company hereby agrees that from time to time after the Effective Time, as and when requested by the Surviving Corporation, or by the Surviving Corporation's successors and assigns, it will execute and deliver, or cause to be executed and delivered, all such deeds, conveyances, assignments, assurances and other instruments, and will take or cause to be taken such further or other action as the Surviving Corporation, or the Surviving Corporation's successors or assigns, may deem necessary or desirable to vest or perfect in or confirm to the Surviving Corporation, or the Surviving Corporation's successors and assigns, title to and possession of

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all the property, rights, privileges, powers, immunities, franchises, interests and assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Mergers and to otherwise carry out the intent and purposes of this Agreement. Each Company hereby grants to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, conveyances, assignments and assurances and to do all acts necessary, proper or convenient to accomplish this purpose. The directors and officers of the Surviving Corporation will be fully authorized in the name of Vantek and Van/Alert to take any and all such action contemplated by this Agreement.


                                 ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES
                     OF SELLERS, VANTEK AND VAN/ALERT

          Sellers, Vantek and Van/Alert, jointly and severally, represent and warrant to DTG and Wireless as follows:

     SECTION 2.1. DISCLOSURE SCHEDULE. Sellers will deliver to DTG and Wireless within 15 days following the date of this Agreement the Disclosure Schedule, which will include the numbered schedules specifically referred to in this ARTICLE 2. The information contained in the Disclosure Schedule is complete and accurate in all respects, and all documents that are attached to or form a part of the Disclosure Schedule are true and complete copies of the genuine original documents they purport to represent.

     SECTION 2.2. ORGANIZATION AND GOOD STANDING. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the state of South Dakota, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform its obligations under Applicable Contracts. Each Company is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification. Copies of each Company's Organizational Documents are attached to SCHEDULE 1 of the Disclosure Schedule. Neither Company has any subsidiaries and, except as disclosed on SCHEDULE 1, neither Company owns nor has any right to acquire any equity interest in any other Person.

     SECTION 2.3. CAPITALIZATION OF THE COMPANIES; OWNERSHIP. The authorized capital stock of Vantek consists of 100,000 shares of common stock, $1 par value each, of which _____ shares (i.e., the Vantek Shares) are issued and outstanding. The authorized capital stock of Van/Alert consists of 25,000 shares of common stock, $1 par value each, of which ______ shares (i.e., the Van/Alert Shares) are issued and outstanding.

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There are no other authorized classes or series of capital stock or other equity securities of either Company. All of the Vantek Shares and the Van/Alert Shares were validly issued, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any shareholder. There are no outstanding Contracts that require Sellers to sell any Vantek Shares or Van/Alert Shares or that require either Company to issue or sell any shares of capital stock of the Company or securities convertible into shares of capital stock of the Company. Sellers own, beneficially and of record, all of the Vantek Shares and Van/Alert Shares free and clear of all Encumbrances.

     SECTION 2.4. FINANCIAL STATEMENTS. Copies of the audited financial statements for each Company at and for the fiscal year ended December 31, 1996, and the reviewed financial statements for each Company at and for the fiscal years ended December 31, 1995 and 1994 are attached to SCHEDULE 2 of the Disclosure Schedule (the "Financial Statements"). Also attached to
SCHEDULE 2 are copies of the interim balance sheets and interim statements of income of each Company at and for each month-end during the current fiscal year, each prepared internally by the applicable Company (the "Interim Financial Statements"). The Interim Financial Statements include the balance sheet of each Company at September 30, 1997 (the "Balance Sheet"). The Financial Statements and Interim Financial Statements present fairly the financial condition of the applicable Company at the dates indicated and its results of operations for the periods then ended, all in accordance with GAAP applied on a basis consistent throughout such periods and consistent with prior periods (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments, the effect of which will not individually or in the aggregate be materially adverse, and the absence of notes which if presented would not differ materially from those included in the Balance Sheet)

     SECTION 2.5. BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of each Company, all of which have been made available to DTG and Wireless, are complete and correct and have been maintained in accordance with sound business practices. The minute book of each Company contains accurate and complete records of all meetings held, and all corporate action taken, by the shareholders or board of directors of the Company (or any committee of the board of directors). As of the Closing Date, all of these books and records will be in the possession of the applicable Company.

     SECTION 2.6. NO UNDISCLOSED LIABILITIES. Neither Company has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the applicable Balance Sheet and current liabilities incurred in the Ordinary Course of Business since September 30, 1997, which will not, individually or in the aggregate, materially adversely affect the Company or its business.

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     SECTION 2.7.  TAXES.  Each Company has timely (a) filed all Tax
Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and (c) withheld or collected all Taxes required by applicable Legal Requirements and, to the extent required, paid such Taxes to the proper Governmental Body or other Person. The charges, accruals and reserves with respect to the Taxes on the books of each Company are adequate (determined in accordance with GAAP) and are at least equal to the applicable Company's liability for Taxes. Neither Company has signed an extension with any Governmental Body concerning any liability for Taxes and no open matters exist for any prior periods. There is no proposed tax assessment against either Company and no deficiency has been asserted against either Company as a result of any examination by the IRS or other Governmental Body that has not been paid or finally settled, and no grounds exist for the assertion of any deficiency for any periods that have not been audited by the IRS or other applicable Governmental Body. Copies of each Company's federal, state and local income Tax Returns with supporting schedules filed for the fiscal years ended December 31, 1996, 1995 and 1994 are attached to SCHEDULE 3 of the Disclosure Schedule.

     SECTION 2.8. NO MATERIAL ADVERSE CHANGE; ABSENCE OF RESTRICTED EVENTS. Since December 31, 1996: each Company has conducted its operations and affairs only in the Ordinary Course of Business; there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of either Company; and no event has occurred or circumstance exists that may result in such a material adverse change. Except as disclosed on SCHEDULE 4 of the Disclosure Schedule, since December 31, 1996, no Restricted Event has occurred with respect to either Company.

     SECTION 2.9.  EMPLOYEES; LABOR RELATIONS.

          (a) SCHEDULE 5 of the Disclosure Schedule contains the following information for each employee of each Company (including each employee on leave of absence or layoff status): name; job title; current compensation paid or payable; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the applicable Company's Employee Benefit Plans. To Sellers' Knowledge, no key employee of either Company intends to terminate his or her employment with the Company. Each of the employees of each Company is employed on an "at will" basis.

          (b) Neither Company is now and neither Company has ever been a party to any collective bargaining or other labor Contract. Since January 1, 1992, there has not been, there is not presently pending or existing and, to Sellers' Knowledge, there is not Threatened, any strike, slowdown, picketing, work stoppage, labor arbitration or proceeding concerning the

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     grievance of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity or other labor dispute against or affecting either Company or its premises, and no application for certification of a collective bargaining agent is pending or to Sellers' Knowledge Threatened. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by either Company and no such action is contemplated by either Company. Each Company has complied with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing. Neither Company is liable for the payment of any taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.


     SECTION 2.10.  EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 6 of the Disclosure Schedule sets forth each Employee Benefit Plan maintained by either Company or covering current or former (including retired) employees of either Company. Copies of all written Employee Benefit Plans and all agreements adopted or other material used in connection with or relating to such Employee Benefit Plans (including descriptions of vacation, separation and other personnel policies) are also attached to SCHEDULE 6.

          (b) Each Company has timely performed all of its obligations (including, to the extent applicable, reporting, disclosure, prohibited transaction, IRS qualification and funding obligations) under its Employee Benefit Plans. Each Employee Benefit Plan, and the administration of each Employee Benefit Plan, complies and has complied with all applicable Legal Requirements.

          (c) Neither Company nor any predecessor or affiliate of either Company has ever established, maintained or contributed to or otherwise participated in, or had an obligation to establish, maintain, contribute to or otherwise participate in, any Multi-Employer Retirement Plan.

     SECTION 2.11. TITLE TO PROPERTIES; ENCUMBRANCES. SCHEDULE 7 of the Disclosure Schedule contains a list of all real property, leaseholds or other real property interests of each Company. Except as disclosed on
SCHEDULE 7, each Company owns all the properties and assets (whether real, personal or mixed and whether tangible or intangible) located in or at the facilities owned or operated by the applicable Company or reflected as owned in the books and records of the applicable Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Financial Statements (except for personal property sold since the date of the Balance Sheet or the Interim Financial Statements, as the case may be, in the Ordinary Course of Business). All properties and assets reflected in the Balance Sheet and the Interim Financial Statements are free and clear of all Encumbrances. All personal property owned by each Company will be in the possession of the applicable Company on the Closing Date or at such other location as is specified on SCHEDULE 7. All buildings, plants and structures owned or leased by each Company lie wholly within the boundaries of the real property owned or leased by the applicable Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

     SECTION 2.12. CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures and equipment owned or used by each Company (a) are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put; (b) do not need maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost; and (c) are sufficient for the continued conduct of the applicable Company's business after the Closing in substantially the same manner as conducted before the Closing.

     SECTION 2.13. ACCOUNTS RECEIVABLE. All accounts receivable of each Company that are reflected on the Balance Sheet or the Interim Financial Statements or on the accounting records of the applicable Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid before the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible, and each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable.

     SECTION 2.14. INVENTORY. All inventory of each Company, whether or not reflected in the Balance Sheet or the Interim Financial Statements, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items below standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Financial Statements. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the applicable Company.

     SECTION 2.15. LITIGATION. Except as set forth on SCHEDULE 8 of the Disclosure Schedule, there is no Proceeding or Order pending against either

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Company or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, either Company or that may interfere with the transactions contemplated by this Agreement. To Sellers' Knowledge, no such Proceeding or Order has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

     SECTION 2.16. AUTHORIZATION AND ENFORCEABILITY; NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS.

          (a) Sellers, Vantek and Van/Alert have full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Sellers, Vantek and Van/Alert and is enforceable against Sellers, Vantek and Van/Alert in accordance with its terms. The execution, performance and delivery of this Agreement has been duly authorized, approved and adopted by all requisite action of each Company's board of directors and shareholders.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) contravene the Organizational Documents or result in a breach of any provision of, or constitute a default under, any Applicable Contract; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to either Company;
     (iii) result in the imposition of any Tax on DTG, Wireless or either Company or accelerate any indebtedness of either Company or increase the rate of interest payable by either Company with respect to any indebtedness; or (iv) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned or used by either Company. All consents, approvals or authorizations of or declarations, filings or registrations with any Person required in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement (except for the filing of the Articles of Merger and related Plans of Merger, which will be filed as contemplated in Article
     1) are set forth on SCHEDULE 9 of the Disclosure Schedule and will be obtained or made, as applicable, by Sellers, Vantek and Van/Alert before the Closing.

     SECTION 2.17. CONTRACTS. SCHEDULE 10 of the Disclosure Schedule sets forth (and includes a copy of) each Material Contract to which either Company is a party or by which either Company is bound or affected. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms. Each Company and each other Person that is a

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party to a Material Contract has complied and is fully complying with the terms of the applicable Material Contract, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give either Company or any other Person the right to declare a default under, any Material Contract.

     SECTION 2.18. INTELLECTUAL PROPERTY. SCHEDULE 11 of the Disclosure Schedule sets forth all Intellectual Property Assets presently owned or used by either Company. Unless otherwise indicated on SCHEDULE 11, each Company will own the entire right, title and interest in and to such Intellectual Property Assets on the Closing Date free and clear of all Encumbrances, and following the Closing each Company will have the right to use each Intellectual Property Asset without payment to any other Person. There is no infringement of or unlawful use by any Person of any of either Company's Intellectual Property Assets, and neither Company has infringed or unlawfully used any Intellectual Property Assets of any other Person.
SCHEDULE 11 also sets forth a list of all Contracts relating to Intellectual Property Assets to which each Company is a party or by which each Company is bound or affected. None of either Company's Intellectual Property Assets is subject to any pending or to Sellers' Knowledge Threatened claim or challenge, and there is no valid basis for asserting any claim or challenge. The Intellectual Property Assets are all those necessary for the operation of each Company's business as presently conducted and are sufficient in form and quality so that following the Closing Buyer can design, produce, manufacture, assemble and sell the products and provide the services sold or provided by each Company before the Closing in a manner that meets applicable specifications and conforms to commercially acceptable quality standards.

     SECTION 2.19. INSURANCE. SCHEDULE 12 of the Disclosure Schedule contains a list of all policies of liability, crime, fidelity, life, fire, product liability, workers' compensation, health, director and officer liability and other forms of insurance owned or maintained by each Company, including for each policy: the name of the insurer; the amount of coverage; the type of insurance; the policy number; the renewal or expiration date; and all pending claims under the policy. All of the insurance policies listed on SCHEDULE 12 are outstanding and in full force, all premiums with respect to the policies are currently paid and all duties of the insureds under the policies have been fully discharged.

     SECTION 2.20. NO ILLEGAL PAYMENTS. Neither Company nor any other Person associated with or acting on behalf of either Company has used any Company funds for unlawful contributions, gifts, entertainment or other expenses or made any direct or indirect unlawful payments from Company funds or established or maintained any unlawful or unrecorded funds.

     SECTION 2.21. CUSTOMERS AND SUPPLIERS. Listed on SCHEDULE 13 of the Disclosure Schedule are the ten largest customers and suppliers of each

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Company (by dollar volume) in terms of sales or purchases for the twelve months ended December 31, 1996 and 1995, and for the eleven months ending October 31, 1997, showing for each period the approximate total sales to each customer and purchasers from each supplier. There has not been any adverse change in the business relationship of either Company with any customer or supplier listed on SCHEDULE 13 nor could an adverse change reasonably be anticipated as a result of the consummation of the transactions contemplated by this Agreement.

     SECTION 2.22.  PRODUCT WARRANTIES AND LIABILITIES.  Set forth on
SCHEDULE 14 of the Disclosure Schedule are all warranties applicable to products sold or services provided by each Company. Except as disclosed on
SCHEDULE 14, there are no claims against either Company to return products in excess of an aggregate of $5,000 by any one purchaser, or $10,000 for all purchasers considered collectively, by reason of alleged overshipments, defective merchandise or otherwise, and there is no Proceeding pending or to Sellers' Knowledge Threatened against either Company under any warranty nor is there any basis upon which any claim could validly be made.
SCHEDULE 14 also summarizes all product liability claims that have been asserted against each Company during the five years preceding the date of this Agreement.

     SECTION 2.23.  CERTAIN RELATIONSHIPS.  Except as disclosed on
SCHEDULE 15 of the Disclosure Schedule, neither Sellers nor any Related Person is an owner, shareholder, creditor, director, agent, consultant or employee of, or lender to, any Person engaged in a business that acts as a supplier of any goods or services to either Company or any part of which is in actual or potential competition with either Company. Neither Company has any outstanding indebtedness to Sellers or any Related Person, and neither Sellers nor any Related Person has any outstanding indebtedness to either Company.

     SECTION 2.24. PERMITS AND LICENSES; COMPLIANCE WITH LEGAL REQUIREMENTS. All Governmental Authorizations necessary for each Company to carry on its business as presently conducted are identified on SCHEDULE 16 of the Disclosure Schedule and have been timely obtained, are in full force and effect and have been complied with. All fees and charges incident to those Governmental Authorizations have been fully paid and are current and no suspension or cancellation of any Governmental Authorization has been Threatened or could result by reason of the transactions contemplated by this Agreement. Neither Company is subject to, nor has it been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement applicable to it or the conduct or operation of its business or the ownership or use of any of its properties or assets, and no event has occurred or circumstance exists (with or without notice or lapse of time) that may give rise to any such Adverse Consequence. Each Company is presently, and during all applicable limitations periods has been, in full compliance with all applicable Legal Requirements.

     SECTION 2.25. INVESTMENT INTENT. Sellers are acquiring the DTG Common Stock for their own accounts and not with a view to their distribution within the meaning of the Securities Act of 1933, as amended ("Securities Act"). Sellers have no plan or intention to sell or otherwise dispose of the shares of DTG Common Stock to be received by them in the Mergers.

     SECTION 2.26. NO BROKER'S FEES. Neither Sellers, Vantek or Van/Alert nor anyone acting on any of their behalf, has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which DTG or Wireless or either Company could be liable.

     SECTION 2.27. ACCURACY OF STATEMENTS. No representation or warranty made by Sellers, Vantek or Van/Alert in this Agreement, the Disclosure Schedule or any statement, certificate or schedule furnished, or to be furnished, to DTG and Wireless pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


                                ARTICLE 3

                      REPRESENTATIONS AND WARRANTIES
                            OF DTG AND WIRELESS

          DTG and Wireless, jointly and severally, represent and warrant to Sellers, Vantek and Van/Alert as follows:

          SECTION 3.1. ORGANIZATION AND GOOD STANDING. DTG is a Delaware corporation and Wireless is a South Dakota corporation each duly organized, validly existing and in good standing under the laws of the applicable state, with full corporate power and authority to conduct their business as they are now being conducted, to own or use the properties and assets that they purport to own or use and to perform their obligations under Applicable Contracts.

          SECTION 3.2.  CAPITALIZATION OF DTG AND WIRELESS;  OWNERSHIP.
The authorized capital stock of Wireless consists of 50,000 shares of Class A common stock, par value $1.00 per share, of which 1,700 shares are issued and outstanding and 50,000 shares of Class B preferred stock, $1.00 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding capital stock of Wireless is owned by DTG. The authorized capital stock of DTG consists of 5,000,000 shares of common stock, without par value, of which approximately 1,060,000 shares were issued and outstanding as of September 30, 1997 and 250,000 shares of preferred stock, without par value, none of which is outstanding. All DTG Common Stock to be issued in the Mergers will, when issued, be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. Except as provided in DTG's Organizational Documents or as described in the Prospectus and Ballot/Proxy Statement, and except for shares of DTG Common Stock that may be issued in connection with pending acquisitions, the implementation of an Employee Stock Ownership Plan and stock options or grants awarded to directors, officers or employees of DTG, there are no outstanding Contracts that require DTG or Wireless to sell any of their common or preferred shares or that require DTG or Wireless to issue or sell any shares of capital stock or securities convertible into shares of capital stock of DTG or Wireless.

          SECTION 3.3. NO MATERIAL ADVERSE CHANGE; ABSENCE OF RESTRICTED EVENTS. Except as described in any document filed by DTG with the SEC, including the Prospectus and Ballot/Proxy Statement: since January 1, 1997, DTG has conducted its operations and affairs only in the Ordinary Course of Business; there has not been any material adverse change in the business, operations, properties, prospects, assets, financial condition, income or expenses of DTG; and no event has occurred or circumstance exists that may result in such a material adverse change.

          SECTION 3.4. LITIGATION. Except for docketed Proceedings before the South Dakota Public Utilities Commission (which will not, individually or in the aggregate, materially adversely affect DTG or its business) or as described in any document filed by DTG with the SEC, there is no Proceeding or Order pending against DTG or that otherwise relates to or may affect the business of, or any of the property or assets owned or used by, DTG that could reasonably be expected to have a material adverse effect on DTG or that may interfere with the transactions contemplated by this Agreement.
No such Proceeding or Order has been, to the Knowledge of DTG, Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for any such Proceeding or Order.

          SECTION 3.5. AUTHORIZATION AND ENFORCEABILITY; NO CONFLICT WITH OTHER INSTRUMENTS OR PROCEEDINGS.

          (a) DTG and Wireless have full capacity, power and authority to enter into, deliver and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon DTG and Wireless and is enforceable against DTG and Wireless in accordance with its terms.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been authorized by all necessary corporate actions and will not (i) contravene the Organizational Documents or result in a Breach of any provision of, or constitute a default under, any Applicable Contract (subject to obtaining required consents of the Rural Telephone Finance Cooperative

     ("RTFC") ; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization applicable to DTG or the Surviving Corporation; (iii) result in the imposition of any Tax on the Surviving Corporation or accelerate any indebtedness of DTG or the Surviving Corporation or increase the rate of interest payable by DTG or the Surviving Corporation with respect to any indebtedness; or (iv) result in any Encumbrance being created or imposed upon or with respect to any of the property or assets owned or used by DTG or Wireless, except those in favor of the RTFC with respect to DTG's secured financings through the RTFC.

          SECTION 3.6. NO BROKER'S FEES. Neither DTG, Wireless, nor anyone acting on their behalf, has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers, Vantek or Van/Alert could become liable.

          SECTION 3.7. ACCURACY OF STATEMENTS. No representation or warranty made by DTG or Wireless in this Agreement or any statement, certificate or schedule furnished to Sellers, Vantek or Van/Alert pursuant to this Agreement or in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading.


                                ARTICLE 4

                         COVENANTS AND AGREEMENTS

          The Parties (as applicable) covenant and agree as follows:

     SECTION 4.1. CONDUCT PENDING THE CLOSING. From the date of this Agreement to the Closing Date, each Company will, and Sellers will cause each Company to, conduct its operations and affairs only in the Ordinary Course of Business. Each Company and Sellers will exercise their reasonable best efforts to preserve intact the present business organization and personnel of each Company and the goodwill of each Company with all persons having business dealings with it, and will or will cause each Company to comply with all Legal Requirements. From the date of this Agreement to the Closing Date, neither Sellers nor either Company will, without the prior written consent of DTG and Wireless: (a) enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of either Company by any Person other than DTG or Wireless, whether through a sale of stock, a merger or consolidation, the sale of all or substantially all of the properties or assets of either Company, any type of recapitalization or otherwise; (b) take any action that would interfere with or prevent the timely consummation or performance of this Agreement; or (c) take any action that would constitute a Restricted Event or which would be inconsistent in any respect with any of the representations, warranties, covenants or obligations set forth in this Agreement, as if such representations, warranties, covenants or obligations were made at a time subsequent to such action.

     SECTION 4.2. ACCESS AND INVESTIGATION BY DTG AND WIRELESS. From the date of this Agreement to the Closing Date, Sellers and each Company will give DTG and Wireless and their Representatives full and free access to each Company's advisors, personnel, properties, contracts, books and records, and other documents and data for the purpose of completing DTG's and Wireless' investigation of each Company's business, properties and assets; PROVIDED, HOWEVER, that (a) DTG and Wireless will conduct their investigation in a manner that does not unreasonably interfere with the normal operations and employee relationships of each Company and (b) DTG and Wireless will hold any information obtained from Sellers or either Company as part of their investigation in strict confidence and will return all such written information upon request. Before the Closing, Sellers or an officer of each Company designated by Sellers will introduce a Representative designated by DTG and Wireless to those material customers or suppliers of each Company as DTG and Wireless may identify. During DTG's and Wireless' investigation, DTG and Wireless will have the right to make copies of such materials as they deem appropriate.

     SECTION 4.3. REASONABLE BEST EFFORTS; NOTICE OF BREACH OR FAILURE OF CONDITION; FURTHER ASSURANCES. Each Party will use its or his reasonable best efforts to fulfill the conditions required to be fulfilled by it or him to bring about the timely consummation of the transactions contemplated by this Agreement. Each Party will give prompt notice to the other of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the satisfaction of any condition precedent to the obligations of either Party under this Agreement or the timely consummation of the transactions contemplated by this Agreement. After the Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other documents referred to in this Agreement.

     SECTION 4.4. NON-COMPETE. In consideration of the consummation of the transactions contemplated by this Agreement and no further consideration, Sellers each covenant and agree that they will not, for a period of five years from the Closing Date, compete, directly or indirectly, or participate, directly or indirectly, in the ownership, management, financing or control of, or act as a consultant or agent for, any Person which competes or plans to compete, directly or indirectly, with either Company. The geographic scope of the foregoing covenant is the entire United States. Sellers each further covenant and agree that, for the period specified, they will not induce any employee of either Company to leave the Company's employment or directly or indirectly assist any other Person in requesting or inducing any employee of either Company to leave the Company's employment. Finally, Sellers each covenant and agree that they will not, from the date of this Agreement and forever afterward, use or disclose to any Person any proprietary, secret or confidential information of either Company, including customer names, sales and manufacturing information and business and trade secrets. If any court of competent jurisdiction finds that the time period of the foregoing covenants is too lengthy or the scope of the covenants too broad, the restrictive time period shall be deemed to be the longest period permissible by law and the scope shall be deemed to comprise the largest scope permissible by law under the circumstances. It is the Parties' intent to protect and preserve the business and goodwill of each Company to be acquired by DTG and Wireless and thus the Parties agree and direct that the time period and scope of the covenants set forth in this SECTION 4.4 be the maximum permissible duration and size. The foregoing covenant not-to-compete shall terminate upon any liquidation of DTG pursuant to Chapter 7 of the Federal Bankruptcy Code.


                                ARTICLE 5

                     CONDITIONS TO OBLIGATION TO CLOSE

     SECTION 5.1. CONDITIONS TO OBLIGATION OF DTG AND WIRELESS. DTG's and Wireless' obligation to consummate the Mergers and to take the other actions required to be taken by DTG and Wireless at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by DTG and Wireless, in whole or in part):

          (a)  The representations and warranties set forth in
     ARTICLE 2 of this Agreement, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date;

          (b) Sellers and each Company must have performed and complied with all of their covenants and obligations under this Agreement;

          (c) Sellers and each Company must have delivered to DTG and Wireless in form reasonably acceptable: (i) a written opinion of Sellers' and each Company's legal counsel; (ii) a certificate stating that the conditions specified in SECTIONS 5.1(A) and (B) have been satisfied; (iii) a letter of resignation and release of claims from each director and officer of each Company; and
     (iv) such other certificates, instruments or documents as DTG and Wireless may reasonably request;

          (d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement in effect which would prevent the consummation of any of the transactions contemplated by this Agreement or which could result in any Adverse Consequence against DTG, Wireless or either Company if the transactions contemplated by this Agreement were consummated;

          (e) Except as contemplated by this Agreement, there must not have been any material adverse change in either Company's condition, business, or operations, financial or otherwise, from the date of this Agreement to the Closing Date.

          (f) All authorizations, consents, and approvals by any third parties, including any Governmental Authorization from any Governmental Body including the RTFC, that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect. All necessary filings, declarations, and notices of DTG, Wireless, each Company and Sellers with or to third parties shall also have been made or given;

          (g) Each Company must have entered into the following agreements on terms reasonably acceptable to DTG and Wireless:
     (i) new leases for the premises currently occupied by the Companies and for the Companies' tower site; and (ii) an employment agreement with LeMar Van Heuveln; and

          (h) DTG and Wireless must be satisfied with the results of their investigation of each Company's business, properties and assets, including their review of the Disclosure Schedule delivered pursuant to SECTION 2.1, and this Agreement and the transactions contemplated by this Agreement must have been approved and authorized by DTG's and Wireless' boards of directors.

     SECTION 5.2. CONDITIONS TO OBLIGATION OF SELLERS AND EACH COMPANY. Sellers' and each Company's obligation to consummate the Mergers and to take the other actions required to be taken by Sellers and each Company at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Sellers and each Company, in whole or in part):

          (a)  The representations and warranties set forth in
     ARTICLE 3 of this Agreement, individually and collectively, must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if made on the Closing Date;

          (b) DTG and Wireless must have performed and complied with all of their covenants and obligations under this Agreement;

          (c) DTG and Wireless must have delivered to Sellers and each Company in form reasonably acceptable: (i) a written opinion of DTG's and Wireless' legal counsel; (ii) a certificate stating that each of the conditions specified in SECTIONS 5.2(A) and (B) have been satisfied; and (iii) such other certificates, instruments or documents as Sellers and each Company may reasonably request;

          (d) There must not be any Proceeding or Order pending or Threatened or any Legal Requirement enacted since the date of this Agreement which would prevent the consummation of any of the transactions contemplated by this Agreement;

          (e) All authorizations, consents, and approvals by any third parties, including any Governmental Authorization from any Governmental Body, that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect. All necessary filings, declarations, and notices of DTG, Wireless, each Company and Sellers with or to third parties shall also have been made or given; and

          (f) Each Company must have entered into the following agreements on terms reasonably acceptable to Sellers and each
     Company: (i) and new leases for the premises currently occupied by the Companies and the Companies' tower site; and (ii) an employment agreement with LeMar Van Heuveln.


                                ARTICLE 6

                                TERMINATION

     SECTION 6.1. TERMINATION EVENTS. This Agreement may be terminated by mutual consent of the Parties or by notice given before or at the Closing:

          (a) By either Party if a material Breach of any provision of this Agreement has been committed by the other Party and the Breach has not been waived;

          (b)  By DTG and Wireless if any of the conditions in SECTION
     5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of DTG and Wireless to comply with their obligations under this Agreement) and DTG and Wireless have not waived the condition on or before the Closing Date;

          (c)  By Sellers and each Company if any of the conditions in
     SECTION 5.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers and each Company to comply with its or his obligations under this Agreement) and Sellers and each Company have not waived the condition on or before the Closing Date; or

          (d) By either Party if the Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its or his obligations under this Agreement) on or before January 15, 1998, or such later date as the Parties may agree upon.

     SECTION 6.2. EFFECT OF TERMINATION. Each Party's right of termination under SECTION 6.1 is in addition to any other rights it or he may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to SECTION 6.1, all further obligations of the Parties under this Agreement will terminate. If this Agreement is terminated by a Party because of a Breach of the Agreement by the other Party or because one or more of the conditions to the terminating Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its or his obligations under this Agreement, the terminating Party's right to pursue all legal remedies will survive such termination unimpaired.


                                ARTICLE 7

                              INDEMNIFICATION

     SECTION 7.1. INDEMNIFICATION AND REIMBURSEMENT BY SELLERS. Sellers, jointly and severally, will indemnify and hold harmless DTG and Wireless, each Company and their respective Representatives and affiliates, and will reimburse DTG and Wireless, each Company and their respective Representatives and affiliates, for all Adverse Consequences arising from or related to (a) any Breach by Sellers or either Company of any representation, warranty, covenant or obligation of Sellers or either Company in this Agreement or any other certificate or instrument delivered by Sellers or either Company to DTG and Wireless pursuant to this Agreement; and (b) the enforcement of indemnification rights under this
ARTICLE 7.

     SECTION 7.2.  INDEMNIFICATION AND REIMBURSEMENT BY BUYER.   DTG and
Wireless will indemnify and hold harmless Sellers, and will reimburse Sellers, for all Adverse Consequences arising from or related to (a) any Breach by DTG and Wireless of any representation, warranty, covenant or obligation of DTG and Wireless in this Agreement or any other certificate or instrument delivered by DTG and Wireless to Sellers pursuant to this Agreement, and (b) the enforcement of indemnification rights under this

ARTICLE 7.

     SECTION 7.3.  INDEMNIFICATION PROCEDURES.

          (a)  THIRD-PARTY CLAIMS.

               (i) Promptly after receipt by a Person entitled to be indemnified under this ARTICLE 7 (an "Indemnified Party") of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an "Indemnifying Party") under this
     ARTICLE 7, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to promptly notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party except to the extent that the defense of such action was irreparably and materially prejudiced by the Indemnifying Party's failure to provide prompt notice.

               (ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless
     (A) the Indemnifying Party is also a party to such Proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (B) the Indemnifying Party fails to provide reasonable assurances to the Indemnified Party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and (C) the Indemnifying Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within ten days give notice to the Indemnified Party of its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Party.

               (iii) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

               (iv) The Parties will make available to each other and each other's legal counsel and other professional advisors all of its or his books and records relating to a third-party claim and each Party will render to the other assistance as may be reasonably required in order to insure the proper and adequate defense of a third-party claim.

               (v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

          (b) OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

     SECTION 7.4. SET-OFF. Each Indemnified Party may, as one of its remedies to effect indemnification under this ARTICLE 7, withhold or cause to be withheld and set-off amounts payable following the Closing to the Indemnifying Party. The exercise of a right of set-off in good faith, whether or not ultimately deemed to be justified, will not constitute a default of any obligation against which such set-off is made.

     SECTION 7.5. BASKET. Neither Party will have any liability under this ARTICLE 7 with respect to claims of Breach of the representations and warranties set forth in this Agreement until the aggregate amount of all Adverse Consequences relating to Breaches of such representations and warranties exceeds $12,000, and then only for the amount by which such Adverse Consequences exceed $12,000 (the "Basket"); provided that no Basket shall be applicable, and there shall be first dollar indemnity, for claims under SECTIONS 2.3, 2.13, 2.26 or 3.4 of this Agreement or in the event of fraud or an intentional Breach.


                                ARTICLE 8

                                DEFINITIONS

     For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this ARTICLE 8:

     "ADVERSE CONSEQUENCE" means any loss, cost, liability (including any Environmental Liability), penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable attorneys' and other professional fees), responsibility, disability, remedial action or diminution of value.

     "ACCOUNTS RECEIVABLE" has the meaning set forth in SECTION 2.13 of this Agreement.

     "APPLICABLE CONTRACT" means any Contract (a) under which either Company has or may acquire any rights; (b) under which the Company is or may become subject to any obligation or liability; or (c) by which the Company or any of the property or assets owned or used by the Company is or may become bound.

     "BALANCE SHEET" has the meaning set forth in SECTION 2.4 of this Agreement.

     "BASKET" has the meaning set forth in SECTION 7.5 of this Agreement.

     "BREACH" means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument or document delivered pursuant to this Agreement, (a) any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision or (b) any claim by any Person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision, in either case regardless of whether deliberate, reckless, negligent, innocent or unintentional.

     "BUYER" has the meaning set forth in the first paragraph of this Agreement.

     "CLOSING" has the meaning set forth in SECTION 1.3 of this Agreement.

     "CLOSING DATE" means the date and time as of which the Closing actually takes place.

     "COMPANY" has the meaning set forth in the preamble to this Agreement.

     "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "DTG" has the meaning set forth in the first paragraph of this Agreement.

     "DTG COMMON STOCK" means the common stock, no par value, of DTG.

     "DISCLOSURE SCHEDULE" has the meaning set forth in SECTION 2.1 of the Agreement.

     "EMPLOYEE BENEFIT PLAN" means any "employee pension benefit plan" or "employee welfare benefit plan" as defined under ERISA, any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance or retirement benefits of any nature, in each case whether written or oral.

     "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

     "ENVIRONMENT" means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     "ENVIRONMENTAL LAW" means any Legal Requirement designed: (a) to advise appropriate authorities, employees and the public of intended, threatened or actual releases of pollutants or hazardous substances or materials, violations or discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) to prevent or acceptably minimize the release or emission of pollutants or hazardous substances or materials into the Environment; (c) to reduce the quantities, prevent the release and minimize the hazardous characteristics of wastes that are generated; (d) to regulate the generation, treatment, storage, handling or disposal of hazardous substances; (e) to assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (f) to protect resources, species or ecological amenities; (g) to acceptably minimize the risks inherent in transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (h) to clean up pollutants that have been released, prevent the threat of release or pay the costs of such clean up or prevention; (i) to make responsible parties pay private parties, or groups of them, for damages done to their health or Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets; or (j) to regulate in any manner the potential impact of an activity on the Environment.

     "ENVIRONMENTAL LIABILITY" means any Adverse Consequence arising from or relating to Environmental Law or Occupational Safety and Health Law with respect to acts or omissions by the Company or any predecessor or affiliate or conditions in existence or events or circumstances having occurred, in each case on or before the Closing Date, including (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products); and (b) any responsibility for response costs, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive
Environmental Response, Compensation and Liability Act, 42 U.S.C. <Section> 9601 et seq., as amended, or any similar state law.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 2.4 of this Agreement.

     "GAAP" means generally accepted United States accounting principles.

     "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);
(d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

     "INDEMNIFIED PARTY" has the meaning set forth in SECTION 7.3 of this Agreement.

     "INDEMNIFYING PARTY" has the meaning set forth in SECTION 7.3 of this Agreement.

     "INTELLECTUAL PROPERTY ASSETS" include all (a) legal names of Persons, fictional business names, trading names, registered and unregistered trademarks, service marks and applications; (b) patents and patent applications; (c) copyrights both in published works and unpublished works;
(d) rights in mask works; and (e) know-how, trade secrets, confidential information, software, technical information, process technology, plans, drawings, specifications, bills of material, blue prints and other similar data.

     "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION
2.4 of this Agreement.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means actual awareness of a particular fact or other matter or awareness that a prudent individual could be expected to obtain in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law (including any Environmental Law or Occupational Safety and Health Law), ordinance, principle of common law, statute, code, regulation, rule or treaty.

     "MATERIAL CONTRACT" means any Applicable Contract: (a) that involves performance of services or delivery of goods or materials by or to the Company of an amount in excess of $5,000; (b) that involves expenditures or receipts by or of the Company in excess of $5,000; (c) that relates to the ownership, sale or use of real or personal property, except those relating to personal property having a value per item or aggregate payments of less than $5,000 and with a term of less than one year; (d) that relates to Intellectual Property Assets; (e) that involves the sharing of profits, losses, costs or liabilities by the Company with any other Person or by any other Person with the Company; (f) that provides for payments to or by any Persons based on sales, purchases or profits, other than direct payments for goods; (g) that grants a power of attorney; (h) that was entered into other than in the Ordinary Course of Business and contains or provides for an undertaking by the Company to be responsible for consequential damages;
(i) that relates to capital expenditures in excess of $5,000; (j) that limits the freedom of the Company to compete in any line of business or geographic area; (k) that contains a guaranty by the Company of performance or payment by another Person; (l) that relates to indebtedness for borrowed money or that creates an Encumbrance in any of the Company's properties or assets; (m) that relates to the length, duration or condition of employment or the termination thereof and which cannot be terminated by the Company on notice without liability; and (n) that amends, supplements or modifies any of the foregoing.

     "MERGERS" has the meaning set forth in the first paragraph to this Agreement.

     "MULTI-EMPLOYER RETIREMENT PLAN" has the meaning set forth in
Section 3(37)(A) of ERISA.

     "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private, designed to provide safe and healthful working conditions.

     "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS" means in accordance with the usages of trade prevailing in the industry in which the Company operates and in accordance with the Company's historical and customary day-to-day practices with respect to the activity in question.

     "ORGANIZATIONAL DOCUMENTS" means the complete charter and the bylaws of the Company, including all amendments.

     "PARTY" or "PARTIES" has the meaning set forth in the first paragraph of this Agreement.

     "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

     "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PROSPECTUS AND BALLOT/PROXY STATEMENT" means the document filed by DTG with the SEC on Form S-4 regarding the conversion of DTG's predecessor from a cooperative corporation into a South Dakota business corporation and the subsequent merger of that entity with and into DTG.

     "PURCHASE PRICE" has the meaning set forth in SECTION 1.2 of this Agreement.

     "RELATED PERSON" means with respect to a particular individual:
(a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual's Family; (c) any Person in which members of such individual's Family hold (individually or in the aggregate) a Material Interest; and
(d) any Person with respect to which one or more members of such individual's Family serves as a director, officer, partner, executor or
trustee (or in a similar capacity).   For purposes of this definition,
(a) the "Family" of an individual includes (i) the individual; (ii) the individual's spouse; (iii) any other natural person who is related to the individual or the individual's spouse within the second degree; and
(iv) any other natural person who resides with such individual; and
(b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13D-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

     "REPRESENTATIVE" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

     "RESTRICTED EVENT" means (a) any declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (b) any amendment of the Organizational Documents; (c) any payment or increase of any bonuses, salaries or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance or similar Contract with any director, officer or employee; (d) the adoption of, or increase in the payments to or benefits under, any Employee Benefit Plan for or with any employees of the Company; (e) any damage to or destruction or loss of any property or assets of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company; (f) the entry into, termination of or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract or transaction involving a total remaining commitment by the Company of more than $10,000; (g) any sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any property or asset of the Company or the imposition of any Encumbrance on any material property or asset of the Company, including the sale, lease or disposition of any Intellectual Property Asset; (h) the cancellation or waiver of any claims or rights with a value to the Company in the aggregate in excess of $10,000; (i) any material change in the accounting methods used by the Company; or (j) any agreement or commitment, whether written or oral, to do any of the foregoing.

     "RTFC" has the meaning set forth in SECTION 3.5 (B) of this Agreement.

     "SEC" means the Securities and Exchange Commission.

     "SELLERS" has the meaning set forth in the first paragraph of this Agreement.

     "SHARES" has the meaning set forth in SECTION 1.1 of this Agreement.

     "SURVIVING CORPORATION" has the meaning set forth in SECTION 1.1 of this Agreement.

     "TAX" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

     "TAX RETURN" means any return (including, without limitation, any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or reported to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED" means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made (orally or in writing), a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

     "VAN/ALERT" has the meaning set forth in the first paragraph of this Agreement.

     "VAN/ALERT SHARES" means the outstanding shares of common stock of Van/Alert, $1.00 par value each.

     "VANTEK" has the meaning set forth in the first paragraph of this Agreement.

     "VANTEK SHARES" means the outstanding shares of common stock of Vantek, $1.00 par value each.

                                ARTICLE 9

                                  GENERAL

     SECTION 9.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements made by any Party to this Agreement will survive the Closing and any investigation at any time made by or on behalf of the other Party before or after the Closing. No investigation by or Knowledge of DTG or Wireless or its Representatives will affect in any manner the representations, warranties, covenants or agreements of Sellers and each Company set forth in this Agreement (or in any document to be delivered in connection with the consummation of the transactions contemplated by this Agreement) or DTG's and Wireless' rights to rely thereon, and such representations, warranties, covenants and agreements will survive any such investigation.

     SECTION 9.2. BINDING EFFECT; BENEFITS; ASSIGNMENT. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the heirs and legal representatives of Sellers and the successors and authorized assigns of DTG, Wireless and each Company. Except as otherwise expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective heirs, legal representatives, successors and assigns. Neither Party will assign any of its or his respective rights or obligations under this Agreement to any other Person without the prior written consent of the other Party, except that DTG and Wireless may assign their rights to a direct or indirect subsidiary of DTG or Wireless.

     SECTION 9.3. ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the agreements referred to in this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and neither Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

     SECTION 9.4. AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

     SECTION 9.5. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the state of South Dakota as applicable to contracts made and to be performed in the state of South Dakota without regard to conflicts of laws principles.

     SECTION 9.6. PUBLIC DISCLOSURE. Except as may be required by applicable law or the rules of any national securities exchange or automated quotation service, neither Party will make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party, which consent will not be unreasonably withheld.

     SECTION 9.7. NOTICES. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile with confirmation, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

     (a)  If to Buyer:                   with a copy to:

          Dakota Telecommunications      Warner Norcross & Judd LLP
            Group, Inc.                  900 Old Kent Building
          P.O. Box 66                    111 Lyon St., N.W.
          Highway 46                     Grand Rapids, Michigan 49503-2487
          Irene, South Dakota 57037
          Telephone: 605/263-3301        Telephone:  616/752-2000
          Facsimile: 605/263-3844        Facsimile:  616/752-2510
          Attention: Craig A. Anderson   Attention:  Tracy T. Larsen

     (b)  If to Sellers:                 with a copy to:

          Mr. LeMar Van Heuveln and      Samp Law Firm
          Ms. Norma Van Heuveln          Box 495
          607 Maple                      Sioux Falls, South Dakota 57101
          Harrisburg, South Dakota 57032 Telephone: 605/339-1020
          Telephone: ______________      Facsimile: 605-334-6630
          Facsimile:  ______________     Attention:  Rollyn H. Samp

Either Party may change its address, telephone number of facsimile number by prior written notice to the other Party.

     SECTION 9.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

     SECTION 9.9. EXPENSES. Each Party will pay its or his own respective expenses, costs and fees (including attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, provided that none of such expenses, costs or fees will be paid by either Company.

     SECTION 9.10. SEVERABILITY. Any provision, or clause of any provisions, of this Agreement that may be found to be contrary to South Dakota law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

     SECTION 9.11. HEADINGS; CONSTRUCTION; TIME OF ESSENCE. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word "including" whenever used in this Agreement does not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Masculine terms are deemed to include the feminine equivalent.

          The parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

                                   DAKOTA TELECOMMUNICATIONS
                                        GROUP, INC.


                                   By _____________________________________

                                      Its _________________________________
                                                            "DTG"

                                   DAKOTA WIRELESS SYSTEMS, INC.



                                   By _____________________________________

                                      Its _________________________________
                                                                 "Wireless"

                                   VANTEK COMMUNICATIONS, INC.


                                   By _____________________________________

                                      Its _________________________________
                                                                   "Vantek"

                                   VAN/ALERT, INC.


                                   By _____________________________________

                                      Its _________________________________
                                                                "Van/Alert"

                                   ________________________________________
                                   LeMar Van Heuveln


                                   ________________________________________
                                   Norma Van Heuveln
                                                                  "Sellers"

                             TABLE OF CONTENTS

                                                                       PAGE

ARTICLE 1 - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . .  1

     Section 1.1.  Mergers of Vantek and Van/Alert with and into
                   Wireless  . . . . . . . . . . . . . . . . . . . . . .  1
     Section 1.2.  Shareholder Approval  . . . . . . . . . . . . . . . .  1
     Section 1.3.  Closing   . . . . . . . . . . . . . . . . . . . . . .  2
     Section 1.4.  Effective Time  . . . . . . . . . . . . . . . . . . .  2
     Section 1.5.  Effects of the Mergers  . . . . . . . . . . . . . . .  2
     Section 1.6.  Surviving Corporation . . . . . . . . . . . . . . . .  2
     Section 1.7.  Conversion of Shares  . . . . . . . . . . . . . . . .  2
     Section 1.8.  Conveyances to Surviving Corporation  . . . . . . . .  3

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLERS, VANTEK AND
     VAN/ALERT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

     Section 2.1.  Disclosure Schedule . . . . . . . . . . . . . . . . .  4
     Section 2.2.  Organization and Good Standing. . . . . . . . . . . .  4
     Section 2.3.  Capitalization of the Companies; Ownership. . . . . .  4
     Section 2.4.  Financial Statements. . . . . . . . . . . . . . . . .  5
     Section 2.5.  Books and Records . . . . . . . . . . . . . . . . . .  5
     Section 2.6.  No Undisclosed Liabilities. . . . . . . . . . . . . .  5
     Section 2.7.  Taxes . . . . . . . . . . . . . . . . . . . . . . . .  5
     Section 2.8.  No Material Adverse Change; Absence of Restricted
                   Events  . . . . . . . . . . . . . . . . . . . . . . .  6
     Section 2.9.  Employees; Labor Relations. . . . . . . . . . . . . .  6
     Section 2.10. Employee Benefit Plans  . . . . . . . . . . . . . . .  7
     Section 2.11. Title to Properties; Encumbrances . . . . . . . . . .  7
     Section 2.12. Condition and Sufficiency of Assets . . . . . . . . .  7
     Section 2.13. Accounts Receivable . . . . . . . . . . . . . . . . .  8
     Section 2.14. Inventory . . . . . . . . . . . . . . . . . . . . . .  8
     Section 2.15. Litigation  . . . . . . . . . . . . . . . . . . . . .  8
     Section 2.16. Authorization and Enforceability; No Conflict with
                   Other Instruments or Proceedings  . . . . . . . . . .  8
     Section 2.17. Contracts . . . . . . . . . . . . . . . . . . . . . .  9
     Section 2.18. Intellectual Property . . . . . . . . . . . . . . . .  9
     Section 2.19. Insurance . . . . . . . . . . . . . . . . . . . . . . 10
     Section 2.20. No Illegal Payments . . . . . . . . . . . . . . . . . 10
     Section 2.21. Customers and Suppliers . . . . . . . . . . . . . . . 10
     Section 2.22. Product Warranties and Liabilities  . . . . . . . . . 10
     Section 2.23. Certain Relationships . . . . . . . . . . . . . . . . 10
     Section 2.24. Permits and Licenses; Compliance with Legal
                   Requirements  . . . . . . . . . . . . . . . . . . . . 10
     Section 2.25. Investment Intent   . . . . . . . . . . . . . . . . . 11
     Section 2.26. No Broker's Fees  . . . . . . . . . . . . . . . . . . 11
     Section 2.27. Accuracy of Statements  . . . . . . . . . . . . . . . 11

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF DTG AND
     WIRELESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

     Section 3.1.  Organization and Good Standing. . . . . . . . . . .   11
     Section 3.2.  Capitalization of DTG and Wireless; Ownership . . .   12
     Section 3.3.  No Material Adverse Change; Absence of Restricted
                   Events  . . . . . . . . . . . . . . . . . . . . . .   12
     Section 3.4.  Litigation  . . . . . . . . . . . . . . . . . . . .   12
     Section 3.5.  Authorization and Enforceability; No Conflict with
                   Other Instruments or Proceedings. . . . . . . . . .   12
     Section 3.6.  No Broker's Fees. . . . . . . . . . . . . . . . . .   13
     Section 3.7.  Accuracy of Statements. . . . . . . . . . . . . . .   13

ARTICLE 4 - COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . .   13

     Section 4.1.  Conduct Pending the Closing . . . . . . . . . . . .   13
     Section 4.2.  Access and Investigation by DTG and Wireless. . . . . 14
     Section 4.3.  Reasonable Best Efforts; Notice of Breach or
                   Failure of Condition; Further Assurances  . . . . . . 14
     Section 4.4.  Non-Compete . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE. . . . . . . . . . . . . . 15

     Section 5.1.  Conditions to Obligation of DTG and Wireless. . . . . 15
     Section 5.2.  Conditions to Obligation of Sellers and Each
                   Company . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 6 - TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . 17

     Section 6.1.  Termination Events. . . . . . . . . . . . . . . . . . 17
     Section 6.2.  Effect of Termination . . . . . . . . . . . . . . . . 18

ARTICLE 7 - INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . 18

     Section 7.1.  Indemnification and Reimbursement by Sellers. . . . . 18
     Section 7.2.  Indemnification and Reimbursement by Buyer. . . . . . 19
     Section 7.3.  Indemnification Procedures. . . . . . . . . . . . . . 19
     Section 7.4.  Set-Off . . . . . . . . . . . . . . . . . . . . . . . 20
     Section 7.5.  Basket  . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 8 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 9 - GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . 27

     Section 9.1.  Survival of Representations, Warranties, Covenants
                   and Agreements  . . . . . . . . . . . . . . . . . . . 27
     Section 9.2.  Binding Effect; Benefits; Assignment. . . . . . . . . 27
     Section 9.3.  Entire Agreement. . . . . . . . . . . . . . . . . . . 27
     Section 9.4.  Amendment and Waiver. . . . . . . . . . . . . . . . . 28

     Section 9.5.  Governing Law . . . . . . . . . . . . . . . . . . . . 28
     Section 9.6.  Public Disclosure . . . . . . . . . . . . . . . . . . 28
     Section 9.7.  Notices . . . . . . . . . . . . . . . . . . . . . . . 28
     Section 9.8.  Counterparts. . . . . . . . . . . . . . . . . . . . . 29
     Section 9.9.  Expenses. . . . . . . . . . . . . . . . . . . . . . . 29
     Section 9.10. Severability  . . . . . . . . . . . . . . . . . . . . 29
     Section 9.11. Headings; Construction; Time of Essence . . . . . . . 29

EXHIBITS

Exhibit A--Vantek Articles of Merger and Plan of Merger
Exhibit B--Van/Alert Articles of Merger and Plan of Merger
Exhibit C--Form of Promissory Notes


DISCLOSURE SCHEDULE

Schedule  1--Organization and Good Standing
Schedule  2--Financial Statements
Schedule  3--Taxes
Schedule  4--Certain Changes or Events
Schedule  5--Employee Relations
Schedule  6--Employee Benefit Plans
Schedule  7--Real Property, Leaseholds or other interests
Schedule  8--Litigation
Schedule  9--Authorization and Enforceability; No Conflict
Schedule 10--Contracts
Schedule 11--Intellectual Property
Schedule 12--Insurance
Schedule 13--Customers and Suppliers
Schedule 14--Product Warranties and Liabilities
Schedule 15--Certain Relationships
Schedule 16--Permits and Licenses; Compliance with Law
















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